UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2011

Comcast Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2011, we, General Electric Company (“GE”) and certain of our and GE’s subsidiaries entered into the Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of NBCUniversal, LLC (formerly known as Navy, LLC (“NBCUniversal Holdings”)).  A brief description of the material terms and conditions of the agreement are set forth under Item 2.01 of this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 28, 2011, we closed our transaction with GE in which we acquired control of the business of NBC Universal, Inc. (now named NBCUniversal Media, LLC (“NBCUniversal”)), a leading media and entertainment company that develops, produces and distributes entertainment, news, sports and other content to global audiences.  NBCUniversal is a wholly owned subsidiary of NBCUniversal Holdings.  We now control and own 51% of NBCUniversal Holdings, and GE owns the remaining 49%.  Stephen B. Burke, our Executive Vice President, became NBCUniversal Holdings’ and NBCUniversal’s President and Chief Executive Officer effective upon the closing.

As part of the transaction, GE contributed the businesses of NBCUniversal, including its national cable programming networks, the NBC broadcast network and its owned NBC affiliated local broadcast television stations, the Telemundo broadcast network and its owned Telemundo affiliated local broadcast television stations, Universal Pictures filmed entertainment and the Universal Studios Hollywood theme park.  We contributed our national programming networks, our regional sports and news networks and certain of our Internet businesses, including DailyCandy and Fandango.  In addition, in connection with the closing we made a cash payment to GE of $6.2 billion.  In connection with the transaction, in 2010 NBCUniversal issued $9.1 billion of senior debt securities with maturities ranging from 2014 to 2041 and repaid approximately $1.7 billion of existing debt.  In connection with the closing, NBCUniversal distributed approximately $7.4 billion to GE.

We and GE have entered into the LLC Agreement, which provides for our management and control of NBCUniversal Holdings.  Pursuant to the LLC Agreement, NBCUniversal Holdings’ board will consist of five directors, three of which we are entitled to designate and two of which GE is entitled to designate.  GE’s representation right will be reduced to one director if GE’s ownership interest falls below 20% and GE will lose its representation right if its ownership interest falls below 10%, in each case with our designees replacing the outgoing GE directors.  In addition to its representation on NBCUniversal Holdings’ board, so long as GE continues to own at least 20% of NBCUniversal Holdings, GE will have approval rights over a number of actions, including certain acquisitions, material expansions in the scope of NBCUniversal’s business, dividends or distributions by NBCUniversal Holdings, the incurrence of new debt if it would cause NBCUniversal Holdings’ debt-to-EBITDA ratio to exceed a specified threshold, and the issuance of equity securities of NBCUniversal Holdings or NBCUniversal.

Under the LLC Agreement, during the six-month period commencing on July 28, 2014, GE has the right to cause NBCUniversal Holdings to redeem half of GE’s interest in NBCUniversal Holdings, and during the six-month period commencing January 28, 2018, GE has the right to cause NBCUniversal Holdings to redeem GE’s remaining interest, if any.  If GE exercises its first redemption right, we have the immediate right to purchase the remainder of GE’s interest.  If GE does not exercise its first redemption right, during the six-month period commencing on January 28, 2016, we have the right to purchase half of GE’s interest in NBCUniversal Holdings.  During the six-month period commencing January 28, 2019, we have the right to purchase GE’s remaining interest, if any, in NBCUniversal Holdings.  The purchase price to be paid in connection with any purchase contemplated by this paragraph will be equal to the ownership percentage being purchased multiplied by an amount equal to 120% of the fully distributed public market trading value of NBCUniversal Holdings (determined pursuant to an appraisal process if NBCUniversal Holdings is not then publicly traded) less 50% of an amount (not less than zero) equal to the excess of 120% of fully distributed public market trading value over $28.4 billion.  Subject to various limitations, we are committed to fund up to $2.875 billion in cash or our common stock for each of the two redemptions (up to an aggregate of $5.75 billion), with amounts not used in the first redemption to be available for the second redemption. The LLC Agreement contemplates a mechanism whereby, in connection with a purchase of the remainder of GE’s interest, GE may retain a preferred interest in NBCUniversal Holdings.

Until July 28, 2014, GE may not directly or indirectly transfer its interest in NBCUniversal Holdings.  Thereafter, GE may transfer its interest to a third party, subject to our right of first offer.  The right of first offer would permit us to purchase all, but not less than all, of the interests proposed to be transferred.  In the event that GE makes a registration request in accordance with certain registration rights that are granted to it under the LLC Agreement, we will have the right to purchase for cash at the market value (determined pursuant to an appraisal process if NBCUniversal Holdings is not then publicly traded), all of GE’s interest in NBCUniversal Holdings that GE is seeking to register.

In the LLC Agreement, subject to certain exceptions, we and GE have agreed not to compete with NBCUniversal Holdings’ principal businesses and we have agreed to first offer to NBCUniversal Holdings potential acquisitions or investments engaged in these businesses.  In addition, subject to certain exceptions, we and GE agreed that all related party transactions between us and NBCUniversal Holdings will be on arm’s length terms.

In connection with the NBCUniversal transaction, an FCC Order and a Consent Decree between the parties and the United States Department of Justice and five states incorporated numerous commitments and voluntary conditions made by the parties and imposed numerous conditions on our businesses relating to the treatment of competitors and other matters. Among other things, (i) we are required to make certain of our cable, broadcast and film programming available to bona fide online video distributors under certain conditions, and they may invoke commercial arbitration to determine what programming must be made available and the price, terms and conditions that apply; (ii) multichannel video providers may invoke commercial arbitration to determine the price, terms and conditions for access to our broadcast stations, cable networks and regional sports networks; (iii) we are prohibited from discriminating against cable programming networks on the basis of their non-affiliation in the selection, terms or conditions for carriage, under a standard that is comparable to existing law; (iv) we must comply with the FCC's open Internet rules regardless of whether these rules are invalidated in court or otherwise rescinded, and those rules will apply to any set-top box we provide that enables a customer to receive high-speed Internet services; (v) we must satisfy various other conditions relating to our high-speed Internet services, including deploying broadband to certain unserved areas, implementing a program to improve high-speed Internet adoption among lower-income households, offering all our customers a "stand-alone" high-speed Internet service, and maintaining a high-speed Internet service of at least 12 megabits per second across most of our footprint; and (vi) we must renew our distribution agreement with Hulu if the two other broadcast network owners of Hulu also renew their agreements, and we must relinquish all voting rights and our board seat in Hulu. These and other conditions and commitments relating to the NBCUniversal transaction are of varying duration, ranging from three to seven years. Although we cannot predict how the conditions will be administered or what effects they will have on our businesses, we do not expect them to have a material adverse effect on our business or results of operations.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the closing of the NBCUniversal transaction, Stephen B. Burke became NBCUniversal Holdings’ and NBCUniversal’s President and Chief Executive Officer and resigned from his position as our Chief Operating Officer.  He will remain our Executive Vice President.

In addition, upon the closing of the NBCUniversal transaction, Neil Smit was appointed Executive Vice President of Comcast Corporation.  He will remain the President of Comcast Cable Communications.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the NBCUniversal transaction, we adopted a new Code of Conduct applicable to all of our employees and directors, a copy of which is posted on our website at www.cmcsa.com.  The new Code of Conduct does not materially change the nature of any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K applicable to our principal executive officer, principal financial officer or principal accounting officer or controller.

Item 9.01 Financial Statements and Exhibits.

(a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED:

NBCUniversal’s consolidated financial statements as of December 31, 2010 and for the year ended December 31, 2010 will be filed by amendment to this current report.

(b) PRO FORMA FINANCIAL INFORMATION.

Pro forma financial information will be filed by amendment to this current report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	January 31, 2011	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President, General Counsel and Secretary